Amended Schedule A to
Class A Distribution Plan

Schedule A

FIRST INVESTORS INCOME FUNDS
Fund For Income Government Fund Investment Grade Fund International Opportunities Bond Fund Strategic Income Fund Floating Rate Fund

Schedule updated as of May 16, 2013